MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH BALANCED CAPITAL FOCUS FUND

SERIES # 20

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/20/00	Boeing Capital 7.375% 09/27/10	$500,000.	$1,500,000,000.	Salomon
09/26/00	General Dynamics	$252,000.	$948,114,216.	Goldman
		$	$
		$	$
		$	$
		$	$